UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2006

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13699	95-1778500
(State or other jurisdiction of incorporation)	Commission File Number:	I.R.S. Employer Identification Number:

870 Winter Street, Waltham, Massachusetts 02451

(781) 522-3000

(Address of principal executive offices and telephone number)

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2006, Raytheon Company (the “Company”) and its subsidiaries, Raytheon Aircraft Holdings, Inc., (“RAHI”) and Raytheon Aircraft Services Limited (together with RAHI, the “Sellers”), entered into a definitive stock purchase agreement (the “Purchase Agreement”) to sell the Company’s wholly owned subsidiary, Raytheon Aircraft Company (“RAC”), to Hawker Beechcraft Corporation and Greenbulb Limited (collectively, the “Purchaser”), for approximately $3.3 billion in cash. The transaction includes RAC facilities and other assets in Wichita and Salina, Kansas; Little Rock, Arkansas; Dallas, Texas; as well as its Fixed Based Operations network across the United States, United Kingdom and Mexico.

The Purchase Agreement contains customary representations, warranties, covenants and agreements of the Company, the Sellers, and the Purchaser. The transaction is subject to certain closing conditions, including the receipt of certain regulatory approvals, the absence of a material adverse effect on RAC and other customary closing conditions, and is expected to be completed during the first half of 2007. The Purchase Agreement may be terminated in certain limited circumstances, including upon the failure of the closing of the transaction to occur on or before April 30, 2007, subject, in certain limited instances, to an extension until June 30, 2007. Certain affiliates of Goldman, Sachs & Co. and Onex Partners, who own the equity interests in the Purchaser, have guaranteed the obligations of the Purchaser to pay a termination fee of $100 million to the Company pursuant to the Purchase Agreement should the agreement be terminated by the Company as a result of a material breach by the Purchaser of its obligations under the Purchase Agreement that is not cured within thirty days following notice of such breach or as a result of the Purchaser’s failure to satisfy its obligation to close following a specified period after the delivery by the Company of certain financial information.

The above summary is qualified in its entirety by the Purchase Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company expects net after-tax proceeds from the transaction to be approximately $2.5 billion.

Subject to the closing of the transaction, the Company’s Board of Directors has authorized the repurchase of up to an additional $750 million of the Company’s outstanding common stock, commencing in 2007. Also, subject to the closing of the transaction, the Board of Directors has authorized the early retirement of approximately $1.0 billion of the Company’s outstanding notes and debentures. This is in addition to the $685 million of scheduled debt maturities in 2007.

The Company will now report RAC as a discontinued operation.

The transaction does not include the Company’s ownership in either Flight Options, LLC or Raytheon Airline Aviation Services LLC, both of which are reported in the “Other” segment of the Company’s financial statements.

Disclosure Regarding Forward-looking Statements

This report contains forward-looking statements, including information regarding the anticipated sale of Raytheon Aircraft Company, future share and debenture repurchases and the Company’s other potential uses of the proceeds from the RAC transaction. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the risks associated with the satisfaction of the closing conditions to the RAC transaction; risks associated with the Company’s U.S. government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies and procurement, aircraft manufacturing and other regulations; the impact of competition; the ability to develop products and technologies; the risk of cost overruns, particularly for the Company’s fixed-price contracts;

dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; the potential impairment of the Company’s goodwill; risks associated with the general aviation, commuter and fractional ownership aircraft markets; accidents involving the Company’s aircraft; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; risks associated with acquisitions, joint ventures and other business arrangements; the impact of changes in the Company’s credit ratings; risks associated with the potential disruption to RAC’s business during the period prior to the closing of the transaction; the trading prices of the Company’s securities, and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. In addition, these statements do not give effect to the potential impact of any acquisitions, divestitures or business combinations that may be announced or closed after the date hereof. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this report or to update it to reflect events or circumstances occurring after the date of this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Stock Purchase Agreement by and among, Hawker Beechcraft Corporation, Greenbulb Limited, Raytheon Company, Raytheon Aircraft Holdings, Inc., and Raytheon Aircraft Services Limited dated as of December 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYTHEON COMPANY

By:	/s/ Jay B. Stephens
Jay B. Stephens
Senior Vice President, General Counsel and Secretary

Date: December 22, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.1	Stock Purchase Agreement by and among, Hawker Beechcraft Corporation, Greenbulb Limited, Raytheon Company, Raytheon Aircraft Holdings, Inc., and Raytheon Aircraft Services Limited dated as of December 20, 2006.